Exhibit 12.1

DDR Corp.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Amounts in Thousands)

						Three Months Ended
	Year Ended December 31,					March 31,
	2008(a)	2009	2010	2011	2012	2012	2013
Pretax (loss) income from continuing operations	$(51,052)	$(217,009)	$(112,993)	$218	$(7,753)	$1,026	$6,551

Fixed charges:
Interest expense including amortization of deferred costs and capitalized interest	$300,679	$266,843	$248,586	$249,907	$236,716	$60,000	$57,727
Appropriate portion of rentals representative of the interest factor	$1,175	$1,589	$1,610	$1,407	$1,405	$341	$361

Total fixed charges	$301,854	$268,432	$250,196	$251,314	$238,121	$60,341	$58,088

Capitalized interest during the period	$(41,062)	$(21,814)	$(12,232)	$(12,693)	$(13,327)	$(3,114)	$(2,668)
Amortization of capitalized interest during the period	$6,720	$7,447	$7,855	$8,278	$8,722	$2,095	$2,203
Equity Company Adjustments	$(17,719)	$9,733	$(5,600)	$(13,734)	$(35,250)	$(8,248)	$(2,954)
Equity Company Adjustments Distributed Income	$17,719	$10,889	$7,334	$9,424	$13,165	$1,658	$894

Earnings before income taxes and fixed charges	$216,460	$57,678	$134,560	$242,807	$203,678	$53,758	$62,114

Ratio of earnings to fixed charges	(b)	(c)	(d)	(e)	(f)	(g)	1.1

(a)	This period has been adjusted to reflect the retrospective application of ASC 470-02, previously referred to as FSP APB 14-1, for interest expense related to our convertible debt.

(b)	Due to the pretax loss from continuing operations for the year ended December 31, 2008, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $85.4 million to achieve a coverage of 1:1.

The pretax loss from continuing operations for the year ended December 31, 2008, includes consolidated impairment charges of $16.0 million and impairment charges of joint venture investments of $107.0 million, which together aggregate $123.0 million.

(c)	Due to the pretax loss from continuing operations for the year ended December 31, 2009, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $210.8 million to achieve a coverage of 1:1.

The pretax loss from continuing operations for the year ended December 31, 2009, includes consolidated impairment charges of $12.2 million, impairment charges of joint venture investments of $184.6 million and losses on equity derivative instruments of $199.8 million, which together aggregate $396.6 million.

(d)	Due to the pretax loss from continuing operations for the year ended December 31, 2010, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $115.6 million to achieve a coverage of 1:1.

The pretax loss from continuing operations for the year ended December 31, 2010, includes consolidated impairment charges of $84.9 million and losses on equity derivative instruments of $40.2 million, which together aggregate $125.1 million, that are discussed in our Annual Report on Form 10-K for the year ended December 31, 2012, as amended.

(e)	For the year ended December 31, 2011, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $8.5 million to achieve a coverage of 1:1.

The pretax income from continuing operations for the year ended December 31, 2011, includes consolidated impairment charges of $67.9 million and impairment charges of joint venture investments of $2.9 million, which together aggregate $70.8 million, that are discussed in our Annual Report on Form 10-K for the year ended December 31, 2012, as amended.

(f)	Due to the pretax loss from continuing operations for the year ended December 31, 2012, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $34.4 million to achieve a coverage of 1:1.

The pretax loss from continuing operations for the year ended December 31, 2012, includes consolidated impairment charges of $105.4 million and impairment charges of joint venture investments of $26.7 million, which together aggregate $132.1 million, that are discussed in our Annual Report on Form 10-K for the year ended December 31, 2012, as amended.

(g)	For the three months ended March 31, 2012, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $6.6 million to achieve a coverage of 1:1.

The pretax income from continuing operations for the three months ended March 31, 2012, includes consolidated impairment charges of $1.5 million, impairment charges of joint venture investments of $0.6 million and loss on debt retirement of $5.6 million, which together aggregate $7.7 million, that are discussed in our Quarterly Report on Form 10-Q for the three months ended March 31, 2013.